UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 3, 2006

The Medicines Company

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31191	04-3324394
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Campus Drive Parsippany, New Jersey		07054
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (973) 656-1616

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 3, 2006, Glenn Sblendorio became the Executive Vice President of The Medicines Company (the “Company”) and agreed to become Chief Financial Officer effective March 17, 2006. In connection with his appointment, Mr. Sblendorio entered into a letter agreement with the Company setting forth the terms of his employment.

The principal terms of Mr. Sblendorio’s employment arrangements with the Company are described in Item 5.02 below.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 3, 2006, Steven H. Koehler resigned as Senior Vice President and Chief Financial Officer of the Company effective as of March 17, 2006. On March 3, 2006, the Company appointed Mr. Sblendorio as Executive Vice President and agreed that Mr. Sblendorio would succeed Mr. Koehler as Chief Financial Officer of the Company on March 17, 2006. Prior to joining the Company, Mr. Sblendorio was Executive Vice President and Chief Financial Officer of Eyetech Pharmaceuticals, Inc. until it was acquired by OSI Pharmaceuticals, Inc. in November 2005. From July 2000 to February 2002, Mr. Sblendorio served as Senior Vice President of Business Development for the Company. From 1998 to July 2000, Mr. Sblendorio was the Chief Executive Officer and Managing Director of MPM Capital Advisors, LLC, an investment bank specializing in healthcare related transactions.

                Although Mr. Sblendorio’s employment is “at will,” the letter agreement that provides that he will receive an annual base salary of $330,000 and he is eligible to receive, at the discretion of the board of directors of the Company, an annual bonus targeted to be forty percent (40%) of his annual base salary, subject to the Company and Mr. Sblendorio meeting performance goals. The Company granted Mr. Sblendorio 25,000 restricted shares of the Company’s common stock. The restricted stock grant vests in increments of 25% per year on an annual basis commencing March 3, 2007. The Company also granted Mr. Sblendorio an option to purchase 150,000 shares of its common stock at an exercise price of $20.11 per share (the closing price of the Company’s common stock on March 3, 2006). Twenty-five percent (25%) of the stock option vests on March 3, 2007 and the remainder of the stock option vests in thirty-six equal monthly installments beginning on April 3, 2007.

The Company also entered into an agreement with Mr. Sblendorio providing for severance pay, reimbursement of health care premiums and accelerated stock option vesting in the event that  (i) the Company terminates Mr. Sblendorio’s employment without Cause (as defined in the agreement) or (ii) Mr. Sblendorio terminates his employment for Good Reason (as defined in the agreement). If Mr. Sblendorio’s employment is terminated for Cause, no benefits are provided to the officer under the agreement.

This agreement provides as follows:

•                  Termination prior to a change in control. If the Company terminates Mr. Sblendorio’s employment without Cause, or if Mr. Sblendorio resigns for Good Reason, before a Change in Control Event (as defined in the agreement), he would be entitled to severance pay equal to one year of annual base salary, paid in a lump sum, one year of health care premium reimbursement (or reimbursement for a shorter period if Mr. Sblendorio commences employment with a new employer before the end of the one-year period), and one year of accelerated option vesting.

If Mr. Sblendorio resigns as the result of a material reduction in base salary prior to a Change in Control Event, the periods on which the severance pay and accelerated option vesting are based, as described above, would be reduced by 50%. The health care premium reimbursement period would not be reduced.

•                  Termination after a change in control. If the Company terminates the employment of Mr. Sblendorio without Cause, or if Mr. Sblendorio resigns for Good Reason, during the one year period following a Change in Control Event, then in addition to the severance pay, health care premium reimbursement and accelerated option vesting described above, Mr. Sblendorio would receive an amount equal to 40% of his current annual base salary.

•                  In order to receive any of these benefits, Mr. Sblendorio must deliver a general release in favor of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MEDICINES COMPANY

Date: March 8, 2006	By:	/s/ Paul M. Antinori
Paul M. Antinori
Vice President and General Counsel